Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated October 8, 2009, except for Note 21 as to which the date is October 29, 2009 and except for Note 1 (Segments), as to which the date is March 26, 2010, with respect to the consolidated financial statements of VSS-Cambium Holdings, LLC as of December 31, 2008 and for the year then ended, contained in this Registration Statement on Form S-4 and related Prospectus of Cambium Learning Group, Inc. We consent to the use of the aforementioned report in the in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in such Prospectus.
/s/ Grant Thornton LLP
Boston, Massachusetts
May 6, 2011